AMENDMENT

This Amendment (“Amendment”) to the Agency Services Agreement dated May 8, 2014, as amended (the “Principal Agreement”) by and between JPMorgan Chase Bank, N.A. (“Bank”) and J.P. Morgan Exchange-Traded Fund Trust, severally and on behalf of each of the portfolios listed on Exhibit A of the Principal Agreement (“Trust”) is effective as of December 1, 2022 (the “Effective Date”).

WHEREAS the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which Bank was appointed to provide certain agency services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A) Schedule B of the Agreement (“Fees & Expenses”) is hereby replaced in its entirety by Schedule B, as attached to this Amendment as Appendix I.

(B) As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.

Representations. Each party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:	/s/ Brian Shlissel
Name: Brian Shlissel
Title: President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gregory Cook
Name: Gregory Cook
Title: Executive Director

APPENDIX I

EXHIBIT B

FEES

AP Services:

AP Services: Full-service ETF Order Creation/Redemption Processing (Flat Fee)

Product Service Fee Name	Basis	Fee
Full-Service ETF Order Creation/Redemption Processing	Per Create/Redeem	$225.00

AP Services: ETF Order Creation/Redemption Processing and Post Trade – Notes and Methodologies

•	For each Cr/Rd, services include:

•	Generation of basket trades and cash movements

•	Order settlement

•	Collateral for failing in-kind trades

•	Simple deal cost calculations(Slippage)

•	Fees are assessed on create/redeem activity per account per order.

•

Bank will deduct this fee from any fees received from the broker counterparties that enter into agreements with the Customer to create and redeem block ETF shares directly with the fund (such counterparties, the “Authorized Participants”) upon basket settlement. To the extent the Authorized Participants do not remit a sufficient amount to cover the assessed fees, the fund will be assessed any difference.

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